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                         CONSENT OF INDEPENDENT AUDITORS


           We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Systems & Computer Technology Corporation 1994 Long-Term Incentive Plan, of our report dated October 24, 1997, except for Note I, as to which the date is December 3, 1997, with respect to the consolidated financial statements and financial statement schedule of Systems & Computer Technology Corporation included in the Company's Annual Report on Form 10-K for the year ended September 30, 1997, as amended by Form 10-K/A, Amendment No. 1 thereto, filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP


Philadelphia, Pennsylvania
April 24, 1998